Exhibit 5.5

CONSENT OF ROY ECCLES

The undersigned hereby consents to the use of the undersigned’s name and information derived from the Technical Reports titled “Preliminary Economic Assessment of SW Arkansas Lithium Project” effectively dated November 20, 2021, with an amended issue date of June 16, 2023 and “Preliminary Economic Assessment of LANXESS Smackover Project” effectively dated August 1, 2019, which are included in, or incorporated by reference into, the registration statement on Form F-10 of Standard Lithium Ltd. being filed with the United States Securities and Exchange Commission.

Dated this 26th day of July 2023.

Best regards,

/s/ Roy Eccles
Roy Eccles MSc. P. Geol. P. Geo.
Chief Operations Officer and Senior Consultant
APEX Geoscience Ltd.
100, 11450 – 160 Street Edmonton, Alberta, T5M 3Y7 Canada Phone: (780) 467-3532 Email: reccles@apexgeoscience.com